EXHIBIT 99.1

NEWS RELEASE
For Immediate Release	Contact: Patrick J. Lawlor
(925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Incorporated Reverses Its Deferred Tax Asset and Announces Covenant Default on its Loan Agreements

San Ramon, CA – January 23, 2012- Giga-tronics Incorporated (NASDAQ: GIGA) announced today that it had recorded a full valuation allowance against the deferred tax asset previously carried on the balance sheet at approximately $13,841,000 as of the end of its previous fiscal quarter.  This action will create a non-cash expense in approximately that amount and will result in a substantial loss for the quarter ended December 31, 2011.  The Company expects to complete its review and to announce complete financial results for the quarter ended December 31, 2011, on or about February 2, 2012.

The Company is party to an Amended and Restated Loan and Security Agreement, dated September 15, 2011, as amended, and a Loan and Security Agreement (Export-Import Loan Facility), dated September 15, 2011 (together the “Loan Agreements”), with Silicon Valley Bank (the “Lender”).  Both Loan Agreements include a covenant requiring the Company to maintain a tangible net worth, as defined, of not less than $21,000,000.

On January 20, 2012, the Company informed the Lender that the Company had determined that as of December 31, 2011 it was not, or upon completion of its procedures for that period end would not be, in compliance with the tangible net worth covenant requirement in the Loan Agreements.  The Company’s tangible net worth will decline below the required level as a result of recording a full valuation allowance on the Company’s net deferred tax assets.  This charge combined with other expected losses for the quarter will cause the Company’s tangible net worth to decline to less than $9,000,000, subject to completion of quarter-end procedures.

The Company’s failure to be in compliance with this covenant constitutes or will constitute an event of default under each of the Loan Agreements.  As a result of an event of default, the Lender may, among its remedies, declare all obligations under the Loan Agreements immediately due and payable. The Company has not drawn on these lines of credit and does not have any outstanding balance owed on them.  However the Company may not draw on either line of credit unless and until the covenants are amended or the defaults waived by the Lender.  The Company intends to commence discussions with the Lender to amend the financial covenants under the Loan Agreements; however, there can be no assurance that any such amendment will be reached or that the Lender will grant any additional waivers in the case that the Company fails in the future to comply with the covenants in the Loan Agreements.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, backlog, shipments and the likelihood of realizing certain tax benefits.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 26, 2011, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.